EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Forms Nos. 333-178427, 333-179515, and 333-184625 of MusclePharm Corporation and Subsidiary (the "Company") of our report dated April 13, 2012, except for Note 1 as to which the date is June 28, 2012, relating to the financial statements of the Company, which appears in this Form 10-K .

Berman & Company, P.A.

March 29, 2013

Boca Raton, Florida

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.Bermancpas.com • info@Bermancpas.com

Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants